Exhibit 23.1
CONSENT OF INDEPENDENT ACCOUNTANTS
We hereby consent to the incorporation by reference on this Registration Statement on Form S-3 of Hersha Hospitality Trust of (i) our report dated March 31, 2005 related to the financial statements of Waterford Hospitality Group, LLC and Subsidiaries, which appears in the current report on Form 8-K/A of Hersha Hospitality Trust dated July 25, 2005 and (ii) our report dated March 10, 2006 relating to financial statements of Adriaen’s Landing Hotel, LLC, which appears in the Current Report on Form 8-K/A of Hersha Hospitality Trust dated April 6, 2006.
/s/ PricewaterhouseCoopers LLP
Hartford, Connecticut
September 14, 2006